Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of December 7, 2021, is made and entered into by and among Grove Collaborative, Inc., a Delaware corporation (“Grove”), Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“VGII”), Credit Suisse Securities (USA) LLC, a Delaware limited liability company (“Credit Suisse”), as representative of the several Underwriters, Virgin Group Acquisition Sponsor II LLC, a Cayman Islands limited liability company (“Sponsor”), the Insiders (as defined in the Insider Letter (as defined below), the “Insiders”) and the Holders (as defined in the Registration Rights Agreement (as defined below), together with Sponsor, the “Holders”) (each individually a “Party” and collectively the “Parties”), in respect of and in reference to:

(A)  that certain Underwriting Agreement dated March 22, 2021 (the “Underwriting Agreement”), between VGII and Credit Suisse, as representative of the several Underwriters named in Schedule 1 thereto (the “Underwriters”);

(B)  that certain Letter Agreement dated March 22, 2021 (the “Insider Letter”) among VGII, Sponsor and each of the Insiders;

(C)  that certain Warrant Agreement dated March 22, 2021 (the “Warrant Agreement”), between VGII and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent; and

(D)  that certain Registration Rights Agreement dated March 22, 2021 (the “Registration Rights Agreement”) by and among VGII, Sponsor and each of the other Holders.

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, VGII, Grove Collaborative, and certain other persons party thereto, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Transaction Agreement”) whereby the parties thereto intend to effect a business combination between VGII and Grove Collaborative, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”), including the domestication of VGII into Delaware as a corporation organized under the laws of the State of Delaware (the “Continuing Delaware Corporation”) pursuant to Section 388 of the Delaware General Corporation Law (the “Domestication”);

WHEREAS, as of the date hereof, Sponsor, each Insider and each Holder, in its respective capacity as such, is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) the number of Class A ordinary shares, par value $0.0001, of VGII (“Class A Shares”) set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit, (ii) private placement warrants (the “Warrants”) to purchase an aggregate number of Class A Shares set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit, and (iii) the number of Class B ordinary shares, par value $0.0001, of VGII (“Class B Shares”) set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit;

WHEREAS, as part of the Transactions, effective as of and contingent upon the Domestication, each of the Class A Shares and Class B Shares will be converted, by operation of law, into the same number of shares of Class A Common Stock, par value $0.0001, of the Continuing Delaware Corporation (“Class A Common Stock”);

WHEREAS, each of the Parties desires to enter into and deliver this Agreement to facilitate the Transactions and the business combination to be effected thereby, and to clarify and to the extent applicable waive or amend certain provisions of each of the Underwriting Agreement, the Warrant Agreement, the Insider Letter and the Registration Rights Agreement (together, the “Affected Agreements”), in each case on the terms and subject to the conditions herein; and

WHEREAS, for purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Transaction Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree (as applicable to such Party) as follows:

1.   Underwriting Agreement. VGII and Credit Suisse, on its own behalf and as representative of the several Underwriters, hereby agree as follows:

(a)   The Underwriting Agreement provides for certain representations and warranties and agreements in relation to Ordinary Shares, Founder Shares and the Amended and Restated Memorandum and Articles of Association (as such terms are defined in the Underwriting Agreement). From and after the time and date of the Domestication, such terms shall be deemed to refer to the Class A Common Stock and the certificate of incorporation and bylaws of the Continuing Delaware Corporation adopted in connection with the Domestication, respectively. In furtherance thereof, the Domestication, and the conversion of the Class A Shares and Class B Shares into Class A Common Stock, respectively, and the listing and registration of the Class A Common Stock in connection therewith, is hereby expressly permitted and agreed to by the parties to the Underwriting Agreement, including for purposes of Sections 6(h), 6(k) and 6(aa) of the Underwriting Agreement. For the avoidance of doubt, the representations and warranties and agreements of VGII set forth in the Underwriting Agreement shall survive the Domestication and continue to be binding upon the Continuing Delaware Corporation, provided that the veracity of any representations and warranties shall only be measured as of the date of consummation of the Offering, and are not continuing representations and warranties.

(b)   From and after the Effective Time, all communications under the Underwriting Agreement sent to VGII (as the “Company” thereunder) shall be delivered to:

Grove Collaborative Holdings, Inc.
Attention: Delida Costin
1301 Sansome St.
San Francisco, California 94111

With copies to:

Sidley Austin LLP
Attention: Martin A. Wellington
1001 Page Mill Road
Building 1
Palo Alto, California 94304

Sidley Austin LLP
Attention: Joshua G. DuClos

1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067

Sidley Austin LLP
Attention: Sara G. Duran
2021 McKinney Avenue
Suite 2000
Dallas, Texas 75201

2.   Insider Letter. VGII, Sponsor and each Insider hereby agree as follows (and Credit Suisse, on its own behalf and as representative of the several Underwriters, hereby consents and agrees to the following):

(a)   Voting; Non-Redemption. The Insider Letter provides in Section 1 thereof for certain requirements of Sponsor and the Insiders in respect of Business Combinations (as defined therein), including in respect of voting in favor thereof and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination and Sponsor and each Insider will comply with its, his or her respective obligations under such Section 1. In furtherance and not in limitation of the foregoing, at any duly called meeting of the stockholders of VGII (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of VGII requested by VGII’s board of directors or undertaken as contemplated by the Transactions, Sponsor and each Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Ordinary Shares (including, but not limited to, Founder Shares), to be counted as present thereat for purposes of establishing a quorum, and Sponsor and each Insider shall vote or consent (or cause to be voted or consented), in person or by proxy, all of such shares (i) in favor of the adoption of the Transaction Agreement and approval of the Transactions (and any actions required in furtherance thereof), (ii) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of VGII or Merger Sub contained in the Transaction Agreement, (iii) in favor of the proposals set forth in the Proxy Statement, and (iv) except as set forth in the Proxy Statement, against the following actions or proposals: (A) any proposal in opposition to approval of the Transaction Agreement or in competition with or materially inconsistent with the Transaction Agreement, (B) except for in connection with the Domestication, any amendment of the certificate of incorporation or bylaws of VGII; (C)  except for in connection with the Domestication, any change in VGII’s corporate structure or business; or (D) any other action or proposal involving VGII or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of VGII’s closing conditions or obligations under the Transaction Agreement not being satisfied. Sponsor and each of the Insiders agree not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2(a).

(b)   Lock-Up. The Insider Letter provides in Section 7 thereof for certain restrictions on Transfer of Founder Shares and Class A Ordinary Shares issued upon conversion thereof until the expiration of certain time periods or the happening of certain prior events. Notwithstanding, and in precedence to, the Insider Letter, from and after the time and date of the Domestication, (i) references in the Insider Letter to the Class A Shares and Class B Shares (including by reference to Units, Founder Shares and Warrants, among other things) shall include the shares of Class A Common Stock issued upon conversion of such Class A Shares and Class B Shares in connection with the Domestication, and (ii) 35% of the number of Class B Shares of Sponsor (such shares, together with the shares of Class A Common Stock issued upon conversion of such shares in connection with the Domestication, the “Earn-Out Shares”), as further set forth under the heading “Number of Earn-Out Shares” on Exhibit A attached hereto opposite Sponsor’s name on such Exhibit (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing), shall continue to be subject to the restrictions on transfer set forth in the Insider Letter, and shall also be subject to the provisions set forth in Section 2(c), and the remaining 65% of such Class B Shares (and the shares of Class A Common Stock issued upon conversion of such shares in connection with the Domestication) and Warrants (and the shares of Class A Common Stock issued upon exercise of such Warrants) shall continue to be subject to the restrictions on transfer set forth in Section 7 of the Insider Letter for the time periods set forth therein. Earn-Out Shares shall continue to be Earn-Out Shares following their transfer to any permitted transferee under Section 7(c) of the Insider Letter.

(c)   Earn-Out.

(i)   With respect to the Earn-Out Shares, the Sponsor agrees that: (i) 50% of such Earn-Out Shares will automatically vest if the Stock Price (as defined below) equals or exceeds $12.50 per share (the “$12.50 Share Price Milestone”) on any 20 Trading Days (as defined below) (which may be consecutive or not consecutive) within any consecutive 30 Trading Day period that occurs after the Closing Date and on or prior to the ten-year anniversary of the Closing Date (the “Earn-Out Period”); and (ii) 50% of such Earn-Out Shares will automatically vest if the Stock Price equals or exceeds $15.00 per share (the “$15.00 Share Price Milestone” and, each of the $15.00 Share Price Milestone and the $12.50 Share Price Milestone, a “Milestone”) for any 20 Trading Days (which may be consecutive or not consecutive) within any consecutive 30 Trading Day period that occurs after the Closing Date and on or prior to the expiration of the Earn-Out Period.

(ii)   Subject to the limitations contemplated herein, the Sponsor shall have all of the rights of a stockholder of the Continuing Delaware Corporation with respect to the Earn-Out Shares, including the right to receive dividends and to vote such shares; provided, that, subject to the provisions of this Section 2(c), the Earn-Out Shares shall not entitle the Sponsor to consideration in connection with any sale or other transaction, other than in connection with a Change of Control as set forth below, and may not be Transferred by Sponsor or be subject to execution, attachment or similar process without the consent of the Continuing Delaware Corporation, and shall bear a customary legend with respect to such transfer restrictions; provided, further, that Transfers are permitted to Permitted Transferees who shall (A) be subject to the restrictions in this Section 2(c)(ii) as if they were the original holders of such Earn-Out Shares and (B) promptly transfer such Earn-Out Shares back to the Sponsor if they cease to be a Permitted Transferee for any reason prior to the date such Earn-Out Shares become freely transferable in accordance herewith; provided, further, that, any such Permitted Transferee executes and delivers to the Continuing Delaware Corporation a written agreement, in form and substance reasonably acceptable to the Continuing Delaware Corporation, agreeing to be bound by the restrictions herein. Any attempt to Transfer such Earn-Out Shares shall be null and void.

(iii)   If, upon the expiration of the Earn-Out Period, the $12.50 Share Price Milestone and/or the $15.00 Share Price Milestone have not occurred, then all Earn-Out Shares which would have otherwise vested in connection with such Milestone shall be automatically forfeited and deemed transferred to the Continuing Delaware Corporation and shall be automatically cancelled by the Continuing Delaware Corporation and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Earn-Out Shares shall be entitled to any dividends or distributions made to the stockholders of the Continuing Delaware Corporation and shall be entitled to the voting rights generally granted to stockholders of the Continuing Delaware Corporation.

(iv)   In the event of occurrence of any Milestone, as soon as practicable (but in any event within five (5) Business Days), the Continuing Delaware Corporation shall deliver written notice thereof to the Sponsor.

(v)   In the event that after the Closing and prior to the expiration of the Earn-Out Period, (A) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to expiration of the Earn-Out Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Earn-Out Period), (B) any liquidation, dissolution or winding up of the Continuing Delaware Corporation (whether voluntary of involuntary) is initiated, (C) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against the Continuing Delaware Corporation, or a receiver is appointed for the Continuing Delaware Corporation or a substantial part of its assets or properties or (D) the Continuing Delaware Corporation makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties, then any Milestone that has not previously occurred and the related vesting conditions shall be deemed to have occurred.

(vi)   For purposes hereof:

(A)   a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (1) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Continuing Delaware Corporation in substantially the same proportions as their ownership of stock of the Continuing Delaware Corporation) (x) is or becomes the beneficial owner, directly or indirectly, of securities of the Continuing Delaware Corporation representing more than fifty percent (50%) of the combined voting power of the Continuing Delaware Corporation’s then outstanding voting securities or (y) has or acquires control of the board of directors of the Continuing Delaware Corporation; (2) a merger, consolidation, reorganization or similar business combination transaction involving the Continuing Delaware Corporation, and, immediately after the consummation of such transaction or series of transactions, either (x) the board of directors of the Continuing Delaware Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of the Continuing Delaware Corporation immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof; or (3) the sale, lease or other disposition, directly or indirectly, by the Continuing Delaware Corporation of all or substantially all of the assets of the Continuing Delaware Corporation and its subsidiaries, taken as a whole, other than such sale or other disposition by VGII of all or substantially all of the assets of the Continuing Delaware Corporation and its subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Continuing Delaware Corporation;

(B)   “Permitted Transferee” means (1) in the case of an individual, (a) by gift to any person related to the applicable holder by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (b) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (c) pursuant to a qualified domestic relations order, or (2) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the applicable holder;

(C)   “Stock Price” means, on any date after the Closing, the volume weighted average price of the shares of Class A Common Stock reported as of such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar;

(D)   “Trading Day” means any day on which trading is generally conducted on the New York Stock Exchange or any other exchange on which the shares of Common Stock are traded and published; and

(E)   “Transfer” means the (1) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2).

(d)   If the Continuing Delaware Corporation shall, at any time or from time to time, after the date hereof effect a subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding Ordinary Shares or shares of Class A Common Stock, as applicable, the number of Earn-Out Shares subject to vesting pursuant to, and the stock price targets set forth in, subsection (i) of Section 2(c), shall be equitably adjusted for such subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective. For the avoidance of doubt, the Transactions shall not constitute an event requiring an equitable adjustment hereunder.

3.   Working Capital Loans. The Prospectus (as such term is defined in the Underwriting Agreement) permits loans made by the Sponsor or an affiliate of the Sponsor or any of VGII’s officers or directors (each, a “Lender”), on such terms as to be determined by VGII from time to time, to finance transaction costs in connection with an intended initial Business Combination (“Working Capital Loans”). Each of the Insider Letter, the Warrant Agreement and the Registration Rights Agreement contemplates that up to $1,500,000 of Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the Lender. VGII, Sponsor and each Insider, each on its own behalf and on behalf of its affiliates (including the officers and directors of VGII), hereby agrees, and shall take such necessary or appropriate actions so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, at or prior to the Closing, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of VGII, notwithstanding any provisions of the Insider Letter, the Warrant Agreement or any other agreement to the contrary.

4.   Registration Rights Agreement. Each of VGII, Sponsor, and each Holder hereby agree that the Registration Rights Agreement is being amended and restated in its entirety, and superseded, in connection with the Closing, and until such time as the Closing occurs (or this Agreement is terminated in accordance with its terms), all references in the Registration Rights Agreement to the Founder Shares Lock-Up Period shall mean the period of restriction on Transfer of the Founder Shares set forth in Section 2(b) of this Agreement.

5.   Anti-Dilution Adjustment Waiver. Sponsor, who is the holder of at least a majority of the outstanding Class B Shares, hereby waives on behalf of the holders of all Class B Shares, pursuant to and in compliance with the provisions of the Amended and Restated Memorandum and Articles of Association of VGII (the “Articles”), any adjustment to the conversion ratio set forth in Section 17 of the Articles, and any rights to other anti-dilution protections with respect to the Class B Shares (or the shares of Class B Common Stock issued upon conversion thereof in connection with the Domestication), that may result from the PIPE Financing and/or the consummation of the Transactions.

6.   Representations and Warranties of Sponsor and the Insiders. Each of Sponsor and each Insider hereby represents and warrants, severally but not jointly, to Grove Collaborative and VGII as follows:

(a)   Binding Agreement. Each of Sponsor and each Insider (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, (A) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sponsor and such Insider has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Sponsor and such Insider, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Sponsor and such Insider, enforceable against Sponsor or such Insider, as applicable, in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)   Ownership of Shares. Exhibit A attached hereto sets forth opposite such Person’s name the number of all of the Class A Shares, Class B Shares and Warrants over which such Person has beneficial ownership as of the date hereof. As of the date hereof, such Person is the lawful owner of the Class A Shares, Class B Shares and Warrants denoted as being owned by such Person on Exhibit A and has the sole power to vote or cause to be voted such Class A Shares and Class B Shares and, assuming the exercise of the Warrants, the Class A Shares underlying such Warrants. Sponsor or such Insider, as applicable, has good and valid title to the Class A Shares, Class B Shares and Warrants denoted as being owned by Sponsor or such Insider, as applicable, on Exhibit A, free and clear of any and all Liens, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Sponsor or such Insider pursuant to arrangements made by Sponsor or such Insider. Except for the Class A Shares, Class B Shares and Warrants denoted on Exhibit A, as of the date of this Agreement, neither Sponsor nor such Insider is a beneficial owner or record holder of any (i) equity securities of VGII, (ii) securities of VGII having the right to vote on any matters on which the holders of equity securities of VGII may vote or which are convertible into or exchangeable for, at any time, equity securities of VGII, or (iii) options or other rights to acquire from VGII any equity securities or securities convertible into or exchangeable for equity securities of VGII.

(c)   No Conflicts.

(i)   No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by Sponsor or such Insider and the consummation by Sponsor and such Insider of the transactions contemplated hereby. If such Insider is a natural person, no consent of such Insider’s spouse is necessary under any “community property” or other Laws in order for such Insider to enter into and perform its obligations under this Agreement.

(ii)   None of the execution and delivery of this Agreement by Sponsor or such Insider, the consummation by Sponsor or such Insider, as applicable, of the transactions contemplated hereby or compliance by Sponsor or such Insider, as applicable, with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Sponsor or such Insider, as applicable, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract to which Sponsor or such Insider, as applicable, is a party or by which such Sponsor or such Insider, as applicable, or any of their respective Class A Shares, Class B Shares or Warrants or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (A) through (C) as would not reasonably be expected to materially impair Sponsor’s or such Insider’s ability to perform its obligations under this Agreement in any material respect.

(d)   No Inconsistent Agreements. Each of Sponsor and such Insider hereby covenants and agrees that, except for this Agreement, Sponsor and such Insider, as applicable, (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to Sponsor’s or such Insider’s Class A Shares or Class B Shares, as applicable, inconsistent with Sponsor’s or such Insider’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to Sponsor’s or such Insider’s Class A Shares or Class B Shares, as applicable, and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Sponsor or such Insider contained herein untrue or incorrect in any material respect or have the effect of preventing Sponsor or such Insider from performing any of its material obligations under this Agreement.

(e)   Adequate Information. Each of Sponsor and such Insider is a sophisticated stockholder and has adequate information concerning the business and financial condition of VGII and Grove Collaborative to make an informed decision regarding the Transactions and has independently and without reliance upon VGII or Grove Collaborative and based on such information as each of Sponsor and such Insider has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each of Sponsor and such Insider acknowledges that Grove Collaborative has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Each of Sponsor and such Insider acknowledges that the agreements contained herein with respect to the Class A Shares, Class B Shares and Warrants held by Sponsor or such Insider, as applicable, are irrevocable.

(f)   Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Sponsor or such Insider, as applicable, threatened, against Sponsor or such Insider that would reasonably be expected to materially impair the ability of Sponsor or such Insider, as applicable, to perform Sponsor’s or such Insider’s obligations hereunder or to consummate the transactions contemplated hereby.

7.   Representations and Warranties of Grove Collaborative. Grove Collaborative hereby represents to Sponsor, the Insiders and VGII as follows:

(a)   Binding Agreement. Grove Collaborative is a corporation duly organized and validly existing under the Laws of the State of Delaware. Grove Collaborative has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Grove Collaborative have been duly authorized by all necessary corporate actions on the part of Grove Collaborative. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Grove Collaborative enforceable against Grove Collaborative in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)   No Conflicts.

(i)   No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by Grove Collaborative and the consummation by Grove Collaborative of the transactions contemplated hereby.

(ii)   None of the execution and delivery of this Agreement by Grove Collaborative, the consummation by Grove Collaborative of the transactions contemplated hereby or compliance by Grove Collaborative with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Grove Collaborative, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Grove Collaborative is a party or by which Grove Collaborative or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair Grove Collaborative’s ability to perform its obligations under this Agreement in any material respect.

8.   Representations and Warranties of VGII. VGII hereby represents and warrants to Sponsor, the Insiders and Grove Collaborative as follows:

(a)   Binding Agreement. VGII is a an exempted company incorporated with limited liability in the Cayman Islands, and is duly organized and validly existing under the Laws of the Cayman Islands. VGII has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by VGII have been duly authorized by all necessary corporate actions on the part of VGII. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of VGII enforceable against VGII in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)   No Conflicts.

(i)   No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by VGII and the consummation by VGII of the transactions contemplated hereby.

(ii)   None of the execution and delivery of this Agreement by VGII, the consummation by VGII of the transactions contemplated hereby or compliance by VGII with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of Grove Collaborative, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which VGII is a party or by which VGII or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair VGII’s ability to perform its obligations under this Agreement in any material respect.

9.   Acknowledgment. Each Party understands and acknowledges that each of the other Parties is entering into the Transaction Agreement in reliance upon such Party’s execution and delivery of this Agreement. Such Party has had the opportunity to read the Transaction Agreement, this Agreement and the Affected Agreements and has had the opportunity to consult with its tax and legal advisors in respect thereof.

10.   Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Transaction Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any person in respect hereof or the transactions contemplated hereby.

11.   Governing Law. This Agreement, the rights and duties of the Parties, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The Parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 14 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

12.   Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the Parties irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each Party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the Parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

13.   Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this

Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties.

14.   Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching Party shall be entitled to injunctive relief, in addition to any other remedy that such Party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware. Without limiting the foregoing, each of the Parties acknowledges and agrees that Grove Collaborative is a beneficiary of each of the provisions of this Agreement and has the right to enforce the same it its own name.

15.   Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the Parties.

16.   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17.   Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient Party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient Party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a Party may designate by notice to the other Parties in accordance with this Section 17):

(a)   If to VGII, to its address of record under the Transaction Agreement;

(b)   If to Credit Suisse as representative of the several Underwriters, to its address of record under the Underwriting Agreement;

(c)   If to the Sponsor or to the Insiders, to their respective addresses of record under the Insider Letter; and

(d)   If to the Holders, to their respective addresses of record under the Registration Rights Agreement.

18.   Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

19.   Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Affected Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Transaction Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have each caused this VGII Letter Agreement to be duly executed as of the date first written above.

VGII:	VIRGIN ACQUISITION CORP. II

By:
Name:
Title:

CREDIT SUISSE:	CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

Acting on behalf of itself and as the representative of the several Underwriters

SPONSOR:	VIRGIN GROUP ACQUISITION SPONSOR II LLC

By:

By:
Name:
Title:

INSIDERS:
RAYHAN ARIF, individual

CHRIS BURGGRAEVE, individually

LATIF PERACHA, individually

ELIZABETH NELSON, individually

[Signature Page to VGII Letter Agreement.]

Evan Lovell, individually

Josh Bayliss, individually

[Signature Page to VGII Letter Agreement.]

GROVE COLLABORATIVE, INC.

By:
Name:
Title:

[Signature Page to VGII Letter Agreement.]

EXHIBIT A

Name	Number of Class A Shares Currently Held	Number of Class A Shares Issuable Upon exercise of Warrants Currently Held	Number of Class B Shares Currently Held	Number of Earn-Out Shares
Sponsor:
Virgin Acquisition Sponsor II LLC
Insiders:
Rayhan Arif
Josh Bayliss
Chris Burggraeve
Evan Lovell
Elizabeth Nelson
Latif Peracha
Holders:
Virgin Acquisition Sponsor II LLC